As filed with the Securities and Exchange Commission on August 4, 2017

Registration No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BALCHEM CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Maryland	13-2578432
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

52 Sunrise Park Road
New Hampton, New York 10958
(Address of Principal Executive Offices)

2017 Omnibus Incentive Plan
(Full Title of the Plan)

Matthew D. Houston
General Counsel
Balchem Corporation
52 Sunrise Park Road
New Hampton, New York 10958
 (845) 326-5600
(Name, Address, and Telephone Number of Agent for Service)

Copies of all communications to:

Gary J. Simon, Esq.
Hughes Hubbard & Reed, LLP
One Battery Park Plaza
New York, NY 10004
212-837-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b‑2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

 If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.06⅔ per share	1,600,000 shares	$76.95	$123,120,000	$14,269.61

(1)
Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also relates to such indeterminate number of additional shares as may be issuable pursuant to stock splits, stock dividends, or similar transactions.

(2)
The proposed maximum offering price per share of Common Stock and the proposed maximum aggregate offering price are calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act based on a price of $76.95 per share, which is the average of the high and low sales prices of the Common Stock on August 2, 2017 on the Nasdaq Global Market.

2

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed by Balchem Corporation (the “Company”) under the Securities Exchange Act of 1934 (the “Exchange Act”) are incorporated herein by reference:

(a)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2016;

(b)	the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2017, respectively;

(c)	the Company’s Current Reports on Form 8-K filed June 15 and 16, 2017, respectively; and

(d)
the description of the Company’s Common Stock, par value $0.06⅔ per share, contained in the Company’s registration statement therefor and subsequent amendments thereof or reports filed for the purpose of updating that description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in a subsequently filed document which is also incorporated by reference herein modifies or supersedes such statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Matthew D. Houston, General Counsel and Secretary of the Company, has rendered an opinion as to the legality of the securities being registered hereby. Mr. Houston is an employee of the Company, participates in certain of the Company's benefit plans, and is eligible to be granted awards with respect to the securities being registered hereby. He owns shares of the Company's common stock and holds options to purchase shares of the Company's common stock.

Item 6.	Indemnification of Directors and Officers

The Maryland General Corporation Law authorizes Maryland corporations to limit the liability of directors and officers to the corporation and its stockholders for money damages except (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit actually received, (ii) to the extent that a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding in the proceeding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding, or (iii) in respect of certain other actions not applicable to the Company. The Company's Articles of Incorporation limits the liability of directors and officers to the fullest extent permitted by the Maryland law.

The Maryland General Corporation Law also authorizes Maryland corporations to indemnify present and past directors and officers of the corporation or of another corporation for which they serve at the request of the corporation against judgments, penalties, fines, settlements and reasonable expenses (including attorneys' fees) actually incurred in connection with any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation in respect of which the director or officer is adjudged to be liable to the corporation) in which they are made parties by reason of being or having been directors or officers, unless it is proved that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. The Maryland General Corporation Law also provides that, unless limited by the corporation's charter, a corporation shall indemnify present and past directors and officers of the corporation who are successful, on the merits or otherwise, in the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, against reasonable expenses (including attorneys' fees) incurred in connection with the proceeding. The Company's Articles of Incorporation do not limit the extent of this indemnity.

Article XI of the Company's Bylaws provides as follows: "INDEMNITY OF OFFICERS AND DIRECTORS.  The corporation shall indemnify and hold harmless each of its directors and officers against any and all expenses actually and necessarily incurred in connection with the defense of any action, suit or proceeding  to which such director or officer is made a party by reason of his being, or having been, a director or officer of the corporation, except in relation to matters as to which he shall be adjudged in such action, suit or proceeding to be liable for gross negligence or misconduct in the performance of his duties as such director or officer. In the event of settlement of such action, suit or proceeding in the absence of such adjudication, indemnification shall include reimbursement of amounts paid in settlement and expenses actually and necessarily incurred by such director or officer in connection therewith, but such indemnification shall be provided only if this corporation is advised by its counsel that in his opinion such settlement is for the best interests of this corporation and the director or officer to be indemnified has not been guilty of gross negligence or misconduct in respect of any matter covered by such settlement. Such right of indemnification shall not be deemed exclusive of any other right, or rights, to which such director or officer may be entitled under any agreement, vote of shareholders or otherwise."

The Company's directors and officers are covered by certain insurance policies maintained by the Company.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

See Exhibit Index.

Item 9.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)
To include any material information with respect to the plan of distribution not disclosed previously in the Registration Statement or any material change to such information in the Registration Statement;

Provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each employee benefit plan annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Hampton, New York, on August 4, 2017.

BALCHEM CORPORATION

By:	/s/ Theodore L. Harris
	Name:	Theodore L. Harris
	Title:	Chairman of the Board, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated.  In addition, we the undersigned directors and officers of the Company hereby severally constitute and appoint each of Theodore L. Harris, William A. Backus and Matthew D. Houston as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which he may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that he shall do or cause to be done by virtue thereof.

Name	Capacity	Date

/s/ Theodore L. Harris	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	July 31, 2017
Theodore L. Harris

/s/ William A. Backus	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	July 19, 2017
William A. Backus

/s/ Paul D. Coombs	Director	July 26, 2017
Paul D. Coombs

/s/ David B. Fischer	Director	July 26, 2017
David B. Fischer

/s/ Edward L. McMillan	Director	July 24, 2017
Edward L. McMillan

/s/ Matthew D. Wineinger	Director	July 23, 2017
Matthew D. Wineinger

EXHIBIT INDEX

Exhibit No.	Description

4.1
Composite Articles of Incorporation of Balchem Corporation (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K dated March 16, 2006 for the year ended December 31, 2005).

4.2	Balchem Corporation Articles of Amendment (incorporated by reference to Exhibit A to the Company’s definitive proxy statement on Schedule 14A filed with the Commission on April 25, 2008).

4.3	Balchem Corporation Articles of Amendment (incorporated by reference to Exhibit A to the Company’s definitive proxy statement on Schedule 14A filed with the Commission on April 28, 2011).

4.4	By-laws of Balchem Corporation, as amended and restated as of February 21, 2017 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K dated February 22, 2017).

5.1	Opinion of Matthew D. Houston, Esq.

10.1	2017 Omnibus Incentive Plan (incorporated by reference to Appendix A to the Company’s Proxy Statement on Schedule 14A, filed April 27, 2017)

23.1	Consent of RSM US, LLP

23.4	Consent of Matthew D. Houston, Esq. (contained in Exhibit 5.1)

24.1	Powers of Attorney (contained on the signature page hereof)